Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

(212) 757-3990

July 6, 2021

NRx Pharmaceuticals, Inc.

1201 North Market Street, Suite 111

Wilmington, Delaware 19801

Re: NRx Pharmaceuticals, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to (i) the possible sale by certain stockholders of the Company identified in the Registration Statement (the “Selling Securityholders”) of an aggregate of up to 8,757,258 shares (the “Selling Securityholder Shares”) of common stock, par value $0.001 per share (the “Common Stock”) and (ii) the issuance by the Company of up to 3,586,250 shares of Common Stock that are issuable upon the exercise of warrants to purchase shares of Common Stock (the “Warrant Shares” and, together with the Selling Securityholder Shares, the “Shares”), in each case in the manner specified in the Registration Statement.

NRx Pharmaceuticals, Inc.	2

The Company was formed as Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), which, on May 24, 2021, consummated the merger of its wholly-owned subsidiary with and into NeuroRx, Inc., a Delaware corporation (“NeuroRx”), pursuant to the Agreement and Plan of Merger, dated as of December 13, 2020, among BRPA, NeuroRx and certain other parties thereto, as amended by the First Amendment to Agreement and Plan of Merger, dated January 27, 2021, and as further amended by the Second Amendment to Agreement and Plan of Merger, dated March 19, 2021 (as amended or supplemented from time to time, the “Merger Agreement”) (the merger contemplated by the Merger Agreement, the “Merger”). In connection with the closing of the Merger, BRPA changed its name to NRx Pharmaceuticals, Inc.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement; and

2. the Warrant Agreement, dated as of November 20, 2017 (the “Warrant Agreement”).

In addition, we have examined (i) such corporate records of the Company as we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

NRx Pharmaceuticals, Inc.	3

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Selling Securityholder Shares have been validly issued and are fully paid and non-assessable and (ii) the Warrant Shares, when issued upon exercise of, and upon payment and delivery in accordance with the Warrant Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

NRx Pharmaceuticals, Inc.	4

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP